Exhibit 10.1
FORM OF
TRANSITION SERVICES AGREEMENT
by and among
PEABODY ENERGY CORPORATION
and
PATRIOT COAL CORPORATION
Dated as of                      __, 2007

TRANSITION SERVICES AGREEMENT

2

TRANSITION SERVICES AGREEMENT
     TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of                      ___, 2007, by and between Peabody Energy Corporation, a Delaware corporation (“PEC”) and Patriot Coal Corporation, a Delaware corporation (“PCC” and together with PEC, the “Parties”, and each individually, a “Party”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Separation Agreement (as defined below).
RECITALS
     WHEREAS PEC and PCC have entered into a Separation Agreement, Plan of Reorganization and Distribution dated                      ___, 2007 pursuant to which the Parties set out the terms and conditions relating to the separation of the Eastern Business (such that the Eastern Business is to be held, as at the Effective Time, directly or indirectly, by PCC (such agreement, as amended, restated or modified from time to time, the “Separation Agreement”).
     WHEREAS in connection therewith, PCC desires that PEC and other members of the PEC Group, as applicable, provide PCC and other members of the PCC Group, as applicable, with certain transitional services with respect to the operation of the PCC Group following the Effective Date, subject to the terms and conditions of this Agreement.
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements and covenants contained in this Agreement and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS
          Section 1.01. Definitions. For the purposes of this Agreement, the following words and expressions and variations thereof, unless a clearly inconsistent meaning is required under the context, shall have the meanings specified or referred to in this Section 1.01:
     “Affiliate” of any Person means any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such first Person as of the date on which or at any time during the period for when such determination is being made. For purposes of this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise, and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.
     “Agreement” has the meaning set forth in Article II.
     “Applicable Law” means any applicable law, statute, rule or regulation of any Governmental Authority or any outstanding order, judgment, injunction, ruling or decree by any Governmental Authority.

     “Business Concern” means any corporation, company, limited liability company, partnership, joint venture, trust, unincorporated association or any other form of association.
     “Business Day” means any day excluding (i) Saturday, Sunday and any other day which, in St. Louis, Missouri, is a legal holiday or (ii) a day on which banks are authorized by Applicable Law to close in St. Louis, Missouri.
     “Chief Representative” has the meaning set forth in Section 7.07(c).
     “Commercially Reasonable Efforts” means the efforts that a reasonable and prudent Person desirous of achieving a business result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible in the context of commercial relations of the type envisaged by this Agreement; provided, however, that an obligation to use Commercially Reasonable Efforts under this Agreement does not require the Person subject to that obligation to assume any material obligations or pay any material amounts to a Third Party.
     “Consent” means any approval, consent, ratification, waiver or other authorization.
     “Contract” means any contract, agreement, lease, license, commitment, consensual obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding on any Person or any part of its property under Applicable Law.
     “Dollars” or “$” means the lawful currency of the United States of America.
     “Event of Default” has the meaning set forth in Section 8.01.
     “Expiration Date” has the meaning set forth in Article V.
     “Fair Market Value” means, in relation to the pricing of services under this Agreement, terms that would be agreed between non-affiliated third parties for comparable services on a comparable scale, determined in the reasonable judgment of PEC.
     “Force Majeure Event” has the meaning set forth in Section 17.07.
     “Governmental Authority” means any court, arbitration panel, governmental or regulatory authority, agency, stock exchange, commission or body.
     “Governmental Authorization” means any Consent, license, certificate, franchise, registration or permit issued, granted, given or otherwise made available by, or under the authority of, any Governmental Authority or pursuant to any Applicable Law.
     “Group” means PEC Group or PCC Group, as the context requires.
     “Impracticability” has the meaning set forth in Section 3.03.
     “Operating Committee” has the meaning set forth in Section 4.01.
     “PCC Confidential Information” has the meaning set forth in Section 13.02.

     “PCC Group” means PCC and its Subsidiaries from time to time after the Effective Time.
     “PCC Indemnified Parties” has the meaning set forth in Section 14.01.
     “PEC Group” means PEC and its Subsidiaries from time to time after the Effective Time.
     “PEC Group Company” means any Person forming part of the PEC Group.
     “PEC Indemnified Parties” has the meaning set forth in Section 14.01.
     “Permitted Purpose” has the meaning set forth in Section 13.03.
     “Person” means any individual, Business Concern or Governmental Authority.
     “Prime Rate” means the rate of interest announced by Bank of America, Inc. from time to time as its “prime rate,” “prime lending rate,” “base rate” or similar reference rate. In the event the Prime Rate is discontinued as a standard, the holder hereof shall designate a comparable reference rate as a substitute therefor. For purposes hereof, the Prime Rate in effect at the close of business on each business day of Bank of America, Inc. shall be the Prime Rate for that day and any immediately succeeding non-business day or days.
     “Results” has the meaning set forth in Section 11.02.
     “Sales Taxes” means any sales, use, consumption, goods and services, value added or similar tax, duty or charge imposed pursuant to Applicable Law.
     “Separation Agreement” has the meaning set out in the Preamble to this Agreement.
     “Service(s)” has the meaning set forth in Section 3.01.
     “Service Manager” has the meaning set forth in Section 7.07(c).
     “Service Provider” means PEC or a member of PEC Group when it is providing a Service to PCC or a member of PCC Group hereunder in accordance with a Transition Service Schedule.
     “Service Recipient” means PCC or a member of PCC Group when it is receiving a Service from PEC or a member of PEC Group hereunder in accordance with a Transition Service Schedule.
     “Subcontractor” has the meaning set forth in Section 10.01.
     “Subsidiary” of any Person means any corporation, partnership, limited liability entity, joint venture or other organization, whether incorporated or unincorporated, of which of a majority of the total voting power of capital stock or other interests entitled (without the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person.
     “Term” has the meaning set forth in Article V.

     “Third Party” means a Person that is not a Party to this Agreement, other than a member of the PEC Group or a member of the PCC Group or an Affiliate of either Group.
     “Transition Service Schedule” has the meaning set forth in Article II.
          Section 1.02. Currency. Except as otherwise specified in a Transition Service Schedule, all references to currency herein are to lawful money of the United States of America.
ARTICLE II
TRANSITION SERVICE SCHEDULES
     This Agreement will govern individual transitional Services as requested by PCC or any other member of PCC Group, and provided by PEC or any other member of PEC Group, the details of which are set forth in the Transition Service Schedules attached to and forming part of this Agreement. Each Service shall be covered by this Agreement upon execution of a transition service schedule in the form attached hereto (each transition service schedule, a “Transition Service Schedule”).
     For each Service, the Parties shall set forth in a Transition Service Schedule substantially in the form of Schedule 1 hereto, among other things, (i) the time period during which the Service will be provided if different from the Term of this Agreement; (ii) a summary of the Service to be provided; and (iii) the method for determining the charge, if any, for the Service and any other terms applicable thereto. Obligations regarding a Transition Service Schedule shall be effective upon the later of the Effective Date of this Agreement or the date of execution of the applicable Transition Service Schedule. This Agreement and all the Transition Service Schedules shall be defined as the “Agreement” and incorporated herein wherever reference to it is made.
ARTICLE III
SERVICES
          Section 3.01. Services Generally. Except as otherwise provided herein, for the Term hereof, PEC and other members of the PEC Group shall provide to PCC and the other members of PCC Group, and shall cause the other applicable members of PEC Group to provide or cause to be provided to PCC and the other members of PCC Group, the Services described in the Transition Service Schedule(s) attached hereto identified on such Schedules as Services to be provided by members of the PEC Group. The Service(s) described on a single Transition Service Schedule shall be referred to herein as a “Service”. Collectively, the services described on all the Transition Service Schedules shall be referred to herein as the “Services”. PEC and PCC shall cause the members of their respective Groups to, if applicable, comply with the terms and conditions set forth in this Agreement or in the Transition Services Schedules.
          Section 3.02. Service Levels . Except as otherwise provided in a Transition Service Schedule for a specific service: (i) the Service Provider shall provide the Services only to the extent such Services are being provided by PEC or any other member of the PEC Group immediately prior to the Effective Date and at a level of service substantially similar to that provided by PEC or the applicable member of the PEC Group immediately prior to the Effective Date; and (ii) the Services will be available only for purposes of conducting the business of the

Service Recipient substantially in the manner it was conducted prior to the Effective Time; provided, however, that nothing in this Agreement will require a Party to favor the other Party over its other business operations. Except as otherwise provided in a Transition Service Schedule in respect of a specific Service, PCC will not be entitled to any new service.
          Section 3.03. Impracticability. A Service Provider shall not be required to provide any Service to the extent the performance of such Service becomes impracticable as a result of a cause or causes outside the reasonable control of the Service Provider, including unfeasible technological requirements, or to the extent the performance of such Services would require the Service Provider to violate any Applicable Law, or would result in the breach of any license, Governmental Authorization or Contract (an “Impracticability”).
          Section 3.04. Additional Resources. In accordance with Section 7.07 below and except as specifically provided in a Transition Service Schedule for a specific Service, in providing the Services, a Service Provider shall not be obligated to: (i) hire any additional employees; (ii) maintain the employment of any specific employee; (iii) purchase, lease or license any additional facilities, equipment or software; or (iv) pay any costs related to the transfer or conversion of the Service Recipient’s data to the Service Provider or any alternate supplier of Services.
ARTICLE IV
OPERATING COMMITTEE
          Section 4.01. Organization. The Parties shall create an operating committee (the “Operating Committee”) and shall each appoint one (1) employee to the Operating Committee for the Term. The Operating Committee will oversee the implementation and application of this Agreement and shall attempt to resolve any dispute between the Parties. Each of the Parties shall have the right to change its Operating Committee member at any time with employees of comparable knowledge, expertise and decision-making authority.
          Section 4.02. Decision Making. All Operating Committee decisions shall be taken unanimously. If the Operating Committee fails to make a decision, resolve a dispute, agree upon any necessary action, or if a Party so requests, in the event of a material breach of this Agreement, a senior officer of PEC and a senior officer of PCC, neither of whom shall have any direct oversight or responsibility for the subject matter in dispute, shall attempt within a period of fourteen (14) days to conclusively resolve any such unresolved issue.
          Section 4.03. Meetings. During the Term, the Operating Committee members shall meet, in person or via teleconference, at least once in each week, or less frequently if agreed by the members of the Operating Committee. In addition, the Operating Committee shall meet as often as necessary in order to promptly resolve any disputes submitted to it by any representative of either Party.
ARTICLE V
TERM
          The term of this Agreement shall commence on the Effective Date and end six (6) months following the Effective Date, unless earlier terminated under Article VIII or extended as hereinafter provided (the “Term”). PCC shall have the right to extend the term of the agreement for a renewal term of three months upon written notice to PEC no later than thirty (30) days prior to the expiration of the initial term (the last day of the initial term or renewal term, as applicable, the “Expiration Date”). Under certain circumstances and for certain Services, as specified in the applicable Transition Service Schedule, PCC shall have the right to extend the term of the agreement for a second renewal term of three (3) additional months. The Parties may agree on an earlier expiration date respecting a specific Service by specifying such date on the Transition Service Schedule for that Service. Services shall be provided up to and including the date set forth in the applicable Transition Service Schedule, subject to earlier termination as provided in Article VIII. It shall be the sole responsibility of the Service Recipient, upon and after expiration or early termination of this Agreement with respect to a specific Service, to perform, render and provide for itself (or to make arrangements with one or more Third Party service providers to perform, render and provide) such Service, and to do all necessary planning and make all necessary preparations in connection therewith.
ARTICLE VI
COMPENSATION
          Section 6.01. Charges for Services. The Service Recipient shall pay the Service Provider the charges, if any, set forth on the Transition Service Schedules for each of the Services listed therein as adjusted, from time to time, in accordance with the processes and procedures established under Section 7.01 hereof, or, if no such charges are specifically indicated otherwise on a Transition Service Schedule, the Fair Market Value of the Services; provided that actual charges for the Services shall be, during the period beginning 181 days after the Effective Date and ending 270 days after the Effective Date, 125% of such amounts and, during the period beginning 271 days after the Effective Date and continuing through the remaining term of this Agreement, 150% of such amounts. If there is any inconsistency between the Transition Service Schedule and this Section 6.01, the terms of the Transition Service Schedule shall govern. The Parties also intend, having regard to the reciprocal and transitional nature of this Agreement and other factors, for charges to be easy to administer and justify; and, therefore, they hereby acknowledge that it may be counterproductive to try to recover every cost, charge or expense, particularly those that are insignificant or de minimis.
          Section 6.02. Payment Terms. Except as otherwise specified in a Transition Service Schedule, the Service Provider shall invoice the Service Recipient monthly (or on such other basis as the Parties may mutually determine) for all charges pursuant to this Agreement. Such invoices shall specify the Services provided to the Service Recipient during the preceding month and identifying the Service fee applicable to each Service so specified, and shall be accompanied by reasonable documentation or other reasonable explanations supporting such charges. Except as otherwise specified in a Transition Service Schedule, the Service Recipient shall pay, net of applicable withholding tax, if any, the Service Provider for all Services provided hereunder within thirty (30) days after receipt of an invoice therefor by wire transfer of immediately available funds to the account designated by the Service Provider for this purpose. Late payments shall bear interest at a rate per annum equal to the Prime Rate plus 2.0%, calculated for the actual number of days elapsed, accrued from and excluding the date on which such payment was due up to and including the date of payment.

          Section 6.03. Taxes. The fees and charges payable by the Service Recipient under this Agreement and set forth on the Transition Service Schedules shall be exclusive of any Sales Taxes or excise taxes or any customs or import charges or duties or any similar charges or duties which may be imposed by any Governmental Authority in connection with the purchase or delivery of the Services or materials to the Service Recipient. The Service Recipient shall remit to the Service Provider any Sales Taxes properly payable to the Service Provider pursuant to this Agreement. Applicable Sales Taxes shall be indicated by the Service Provider separately on all of the Service Provider’s invoices. The Parties shall co-operate with each other to minimize any applicable Sales Taxes and each shall provide the other with any reasonable certificates or documents which are useful for such purpose.
          Section 6.04. Performance under Ancillary Agreements. Notwithstanding anything to the contrary contained herein, the Service Recipient shall not be charged under this Agreement for any obligations that are specifically required to be performed under the Separation Agreement or any other Ancillary Agreement; and any such other obligations shall be performed and charged for (if applicable) in accordance with the terms of the Separation Agreement or such other Ancillary Agreement.
          Section 6.05. Error Correction; True-up; Accounting. The Parties shall agree to develop, through the Operating Committee or otherwise, mutually acceptable reasonable processes and procedures for conducting internal audits and making adjustments to charges as a result of the movement of employees and functions between the Parties, the discovery of errors or omissions in charges, as well as a true-up of amounts owed. In no event shall such processes and procedures extend beyond eighteen (18) months after completion of a Service.
ARTICLE VII
GENERAL OBLIGATIONS
          Section 7.01. Performance Metrics. Subject to Sections 3.02 to 3.04 and any other terms and conditions of this Agreement, PEC shall maintain, and shall cause the relevant other members of PEC Group to maintain, sufficient resources to perform their obligations hereunder. Specific performance metrics for PEC for a specific Service may be set forth in the corresponding Transition Service Schedule. Where none is set forth, PEC and the other relevant members of PEC Group shall use Commercially Reasonable Efforts to provide Services, or to cause the Services to be provided, in accordance with PEC’s policies, procedures, service levels and practices in effect before the Effective Date and shall exercise the same care and skill as PEC exercises in performing similar services for itself or for the other members of PEC Group. To the extent within the possession and control of PCC and the other relevant members of the PCC Group, PCC shall provide, and shall cause the other relevant members of the PCC Group to provide, PEC and the other relevant members of the PEC Group with information and documentation sufficient for PEC and the other relevant members of the PEC Group to perform the Services they are obligated to perform hereunder as they were performed before the Effective Date and shall make available, as reasonably requested by PEC or the other relevant members of the PEC Group, sufficient resources and timely decisions, approvals and acceptances in order that PEC and the other relevant members of PEC Group may perform their obligations hereunder in a timely manner.

          Section 7.02. Disclaimer of Warranties. Except as expressly provided in this Agreement, PEC does not make any warranties or conditions, express, implied, conventional or statutory, including but not limited to, the implied warranties or conditions of merchantability, of quality or fitness for a particular purpose, with respect to the Services or other items or deliverables provided by it or any other member of the PEC Group hereunder or any transactions contemplated herein.
          Section 7.03. Transitional Nature of Services; Changes. The Parties acknowledge the transitional nature of the Services and that a Service Provider may make changes from time to time in the manner of performing the Services if the Service Provider is making similar changes in performing similar services for itself and if the Service Provider provides to the Service Recipient reasonable notice of the circumstances regarding such changes.
          Section 7.04. Responsibilities for Errors; Changes. Except in the case of Service Provider’s gross negligence, bad faith or willful misconduct, the Service Provider’s sole responsibility to the Service Recipient:
          (a) for errors or omissions in Services, shall be to furnish correct information, payment and/or adjustment in the Services, at no additional cost or expense to the Service Recipient; provided that the Service Provider must promptly advise the Service Recipient of any such error or omission of which it becomes aware after using Commercially Reasonable Efforts to detect any such errors or omissions in accordance with the standard of care set forth in Section 7.01; and
          (b) for failure to deliver any Service because of Impracticability, shall be to use Commercially Reasonable Efforts, subject to Section 3.03, to make the Services available or to resume performing the Services as promptly as reasonably practicable.
          Section 7.05. Cooperation and Consents. The Parties shall, and shall cause the other relevant members of their respective Groups to, cooperate with each other in all matters relating to the provision and receipt of Services. Such cooperation shall include exchanging information, performing true-ups and adjustments, and obtaining all Third Party Consents, licenses or sublicenses necessary to permit each Party to perform its obligations hereunder (including by way of example, not by way of limitation, rights to use Third Party software needed for the performance of Services). Pursuant to Section 11.03, the costs of obtaining such Third Party Consents, licenses or sublicenses shall be borne by the Service Recipient. The Parties shall maintain, and shall cause the other relevant members of their respective Groups to maintain, in accordance with its standard document retention procedures, documentation supporting the information relevant to cost calculations contained in the Transition Service Schedules.
          With respect to those Services that, in the reasonable opinion of PCC, relate to matters of internal control over financial reporting and with respect to which PCC reasonably believes testing of certain key controls maintained by the Service Provider is necessary in order to permit PCC’s management to perform an adequate assessment of internal control over financial reporting (and to permit its auditors or internal auditors to audit its internal control over financial reporting and management’s assessment thereof), upon request by PCC no later than 90 days before the end of a calendar year where such management assessment and related audit of its internal control over financial reporting is actually required for SEC reporting, the Service Provider and PCC shall jointly identify key controls over financial reporting maintained by the Service Provider. The Service Provider will provide PCC’s external or internal auditors access to information, systems and those individuals responsible for execution of any key controls maintained by the Service Provider so as to enable the independent auditors or internal auditors to determine such controls over the practices and procedures relating to the Service Provider’s performance of such Services under this Agreement are in effect. The Service Provider will, and will use Commercially Reasonable Efforts to cause its external or internal auditors to, provide information to PCC and PCC’s external or internal auditors in order to allow PCC or PCC’s internal or external auditors to perform procedures with respect to key controls which must be tested as part of PCC’s management assessment process and required by generally accepted auditing standards, including, without limitation, PCAOB Auditing Standard No. 2, and by Section 404 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. All expenditures incurred by a Service Provider in performing its obligations under this paragraph shall be payable by the Service Recipient.
          Section 7.06. Alternatives . If the Service Provider reasonably believes it is unable to provide any Service because of a failure to obtain necessary Consents, licenses or sublicenses pursuant to Section 7.05 or because of Impracticability, the Parties shall cooperate to determine the best alternative approach. Until such alternative approach is found or the problem otherwise resolved to the satisfaction of the Parties, the Service Provider shall use Commercially Reasonable Efforts subject to Sections 3.02, 3.03 and 3.04, to continue providing the Service. To the extent an agreed upon alternative approach requires the occurrence of costs or expenditures above and beyond that which is included in the Service Provider’s charge for the Service in question, such additional costs and expenditures shall, unless otherwise agreed, be borne by the Service Recipient.
          Section 7.07. Personnel.
          (a) Right to designate and change personnel. The Service Provider will have the right to designate which personnel it will assign to perform the Services. The Service Provider also will have the right to remove and replace any such personnel at any time or designate any of its Affiliates or a Subcontractor at any time to perform the Services, subject to the provisions of Article X; provided, however, that the Service Provider will use Commercially Reasonable Efforts to limit the disruption to the Service Recipient in the transition of the Services to different personnel or to a Subcontractor. In the event that personnel with the designated level of experience are not then employed by the Service Provider, the Service Provider will use Commercially Reasonable Efforts to provide such personnel or Subcontractor personnel having an adequate level of experience; provided, however, that the Service Provider will have no obligation to retain any individual employee for the sole purpose of providing the applicable Services.
          (b) Financial Responsibility. The Service Provider will pay for all personnel expenses, including wages, of its employees performing the Services.

          (c) Service Managers and Chief Representatives. During the Term of this Agreement, PEC will appoint (i) one of its employees (the “Service Manager”) who will have overall responsibility for managing and coordinating the delivery of the Services and who shall serve as PEC’s representative on the Operating Committee and (ii) one of its employees for each service as indicated in each Transition Service Schedule (the “Chief Representative”). The Service Manager and the Chief Representatives will coordinate and consult with the Service Recipient. The Service Provider may, at its discretion, select other individuals to serve in these capacities during the Term of this Agreement upon providing notice to the other Party. For greater certainty, a Chief Representative may serve as such in respect of one or more Transition Service Schedules.
          Section 7.08. Insurance. Each Party shall obtain and maintain at its own expense insurance of the type generally maintained in the ordinary course of its business. Except as otherwise specified in a Transition Service Schedule, the Service Provider shall not be required to obtain and maintain any particular insurance in relation to providing any Service.
ARTICLE VIII
TERMINATION
          Section 8.01. Termination. The Service Recipient may terminate this Agreement or any Service, with or without cause, at any time upon at least sixty (60) days, prior notice to the Service Provider. As soon as reasonably practicable following receipt of any such notice, the Service Provider shall advise the Service Recipient as to whether termination of such Service will (a) require the termination or partial termination of, or otherwise affect the provision of, certain other Services, or (b) result in any early termination costs, including those related to Subcontractors. In the event that such termination is expected by the Service Provider to result in any early termination costs, the Service Provider will, if practicable, provide to the Service Recipient such information as it has reasonably available regarding the estimated amount of such costs, which in the case of a Subcontractor may be based upon information provided by such Subcontractor. Any early termination costs shall be borne by the Service Recipient as set forth in Section 8.03. If either will be the case, the Service Recipient may withdraw its termination notice within five (5) Business Days. If the Service Recipient does not withdraw the termination notice within such period, such termination will occur in accordance with the original notice.
          In addition, the Parties agree that (a) this Agreement may be terminated in its entirety immediately at the option of the non-defaulting Party, in the event that an Event of Default occurs in relation to the other Party, and such termination shall take effect immediately upon the non-defaulting Party providing notice to the other of the termination (except as otherwise specified in clause (e) below), and that (b) either Party may terminate this Agreement (and the corresponding Transition Service Schedule) with respect to a specific Service upon providing notice to the other Party in the event that an Event of Default occurs in relation to such other Party, and such termination shall take effect immediately upon the non-defaulting Party providing such notice to the other (except as otherwise specified in clause (e) below).
          For the purposes of this Agreement, each of the following shall individually and collectively constitute an “Event of Default”:

          (a) in relation to the Service Recipient, if the Service Recipient defaults in payment to the Service Provider of any payments which are due and payable by it to the Service Provider pursuant to this Agreement, and such default is not cured within thirty (30) days following receipt by the Service Recipient of notice of such default;
          (b) in relation to the Service Provider, if the Service Provider defaults in payment to the Service Recipient of any payments which are due and payable by it to the Service Recipient pursuant to this Agreement (if any), and such default is not cured within thirty (30) days following receipt by the Service Provider of notice of such default;
          (c) either Party breaches any of its material obligations to the other Party pursuant to this Agreement (other than as set out in paragraphs (a) and (b) above), and fails to cure it within thirty (30) days after receipt of notice from the non-defaulting Party specifying the default in reasonable detail and demanding that it be rectified, provided that if such breach is not capable of being cured within thirty (30) days after receipt of such notice and the Party in default has diligently pursued efforts to cure the default within the thirty (30) day period, no Event of Default under this paragraph (c) shall occur;
          (d) either Party breaches any material representation or warranty, or fails to perform or comply with any covenant, provision, undertaking or obligation in or of the Separation Agreement within thirty (30) days of notice by the other Party of any such failure;
          (e) either Party (i) is bankrupt or insolvent or takes the benefit of any statute in force for bankrupt or insolvent debtors, or (ii) files a proposal or takes any action or proceeding before any court of competent jurisdiction for its dissolution, winding-up or liquidation, or for the liquidation of its assets, or a receiver is appointed in respect of its assets, which order, filing or appointment is not rescinded within sixty (60) days.
          Section 8.02. Survival. Notwithstanding the foregoing, in the event of any termination or expiration with respect to one or more Services, but less than all Services, this Agreement shall continue in full force and effect with respect to any Services not terminated or expired.
          Section 8.03. Payment. Immediately following the Expiration Date, the Service Provider shall cease, or cause the other members of the Group to which it belongs, or its Subcontractors to cease, providing the Services, and the Service Recipient shall promptly pay or cause the other members of the Group to which it belongs, to promptly pay all fees accrued pursuant to Article VI but unpaid to the Service Provider, provided, however, that in case of earlier termination without cause, the Service Recipient shall reimburse the Service Provider only to the extent of the reasonable termination costs actually incurred by the Service Provider resulting from the Service Recipient’s early termination of such Services, including those owed to Subcontractors. The Service Provider will use Commercially Reasonable Efforts to mitigate such termination costs.
          Section 8.04. User ID; Passwords. The Parties shall use Commercially Reasonable Efforts upon the termination or expiration of this Agreement or of any specific Service hereto to ensure that access by one Party to the other Party’s systems is cancelled.

ARTICLE IX
RELATIONSHIP BETWEEN THE PARTIES
          The Service Provider is and will remain at all times an independent contractor in the performance of all Services hereunder. In all matters relating to this Agreement, the Service Provider will be solely responsible for the acts of its employees and agents, and employees or agents of the Service Provider shall not be considered employees or agents of the Service Recipient. Except as otherwise provided herein, the Service Provider will not have any right, power or authority to create any obligation, express or implied, on behalf of the Service Recipient nor shall the Service Provider act or represent or hold itself out as having authority to act as an agent or partner of the Service Recipient, or in any way bind or commit the Service Recipient to any obligations. Nothing in this Agreement is intended to create or constitute a joint venture, partnership, agency, trust or other association of any kind between the Parties or Persons referred to herein, and each Party shall be responsible only for its respective obligations as set forth in this Agreement. Neither the Service Provider and nor its employees shall be considered an employee or agent of the Service Recipient for any purpose, except as expressly agreed by the Parties. The Service Provider shall have sole responsibility for the supervision, daily direction and control, payment of salary (including withholding of income taxes and deductions at source), worker’s compensation, disability benefits and the like of its employees.
ARTICLE X
SUBCONTRACTORS
          Section 10.01. Subcontractors. The Service Provider may, subject to Section 10.02, engage a “Subcontractor” to perform all or any portion of the Service Provider’s duties under this Agreement, provided that any such Subcontractor agrees in writing to be bound by confidentiality obligations at least as protective as the terms of Section 13.05 of the Separation Agreement regarding confidentiality and non-use of information, and provided further that the Service Provider remains responsible for the performance of such Subcontractor and for paying the Subcontractor. As used in this Agreement, “Subcontractor” will mean any Person or entity engaged to perform hereunder.
          Section 10.02. Assignment. In the event of any subcontracting by the Service Provider to a non-Affiliate of the Service Provider of all or any portion of the Service Provider’s duties under this Agreement, the Service Provider shall assign and transfer to the Service Recipient the full benefit of all such non-Affiliate subcontractor’s performance covenants, guarantees, warranties or indemnities (if any), to the extent same are transferable or assignable, in respect of the portion of the Services provided to the Service Recipient pursuant to such subcontracting; and if any such guarantees, warranties, indemnities and benefits are not assignable, the Service Provider shall use Commercially Reasonable Efforts to procure the benefit of same for the Service Recipient through other legal permissible means.
ARTICLE XI
INTELLECTUAL PROPERTY
          Section 11.01. Allocation of Rights by Ancillary Agreements. This Agreement and the performance of this Agreement will not affect the ownership of any patent, trademark or copyright or other intellectual property rights allocated in the Separation Agreement or any of the Ancillary Agreements.
          Section 11.02. Existing Ownership Rights Unaffected . Neither Party will gain, by virtue of this Agreement, any rights of ownership of copyrights, patents, trade secrets, trademarks or any other intellectual property rights owned by the other. Notwithstanding the foregoing, any ideas, concepts or any results arising out of the performance of the Services (the “Results”) by the Service Provider hereunder shall be the exclusive property of the Service Recipient. The Service Provider shall execute all documents and perform all other acts necessary or desirable to confirm title in the name of the Service Recipient in the Results in any jurisdiction of the world including all copyrights, trade secrets and industrial designs, and provide assistance, if necessary, to protect or enforce the Service Recipient’s rights under said intellectual property rights. Such obligation to execute documents and provide assistance shall survive the expiration or early termination of this Agreement.
          The Service Recipient agrees to reimburse the Service Provider for any reasonable out-of-pocket expenses arising out of the obligations under this Section 11.02. The Service Provider hereby waives and shall cause its employees to waive, the whole of its and their moral rights to any copyright material developed under this Agreement.
          Section 11.03. Third Party Software. In addition to the consideration set forth elsewhere in this Agreement, the Service Recipient shall also pay any amounts (and applicable Sales Taxes) that are required to be paid to any licensors of software that is used by the Service Provider in connection with the provision of any Service hereunder, and any amounts (and applicable Sales Taxes) that are required to be paid to any such licensors to obtain the Consent of such licensors to allow the Service Provider to provide any of the Services hereunder. Subject to the immediately preceding sentence and to the terms of the Separation Agreement, the Service Provider will use Commercially Reasonable Efforts to obtain any Consent that may be required from such licensors in order to provide any of the transition Services hereunder.
          Section 11.04. Termination of Licenses. Any license granted hereunder by the Service Provider shall terminate ipso facto upon the expiration or early termination of this Agreement.
ARTICLE XII
NO OBLIGATION
          Neither Party assumes any responsibility or obligation whatsoever, other than the responsibilities and obligations expressly set forth in this Agreement (including the exhibits and schedules hereto), in the Separation Agreement or in a separate written agreement between the Parties.
ARTICLE XIII
CONFIDENTIALITY
          Section 13.01. Confidentiality. The terms of the Confidentiality provisions set forth in Article XIII of the Separation Agreement shall apply to all confidential information disclosed in the course of the Parties’ interactions under this Agreement. This Article XIII of the

Agreement sets out additional requirements regarding confidential information for the purposes of this Agreement.
          Section 13.02. PCC Confidential Information. The term “PCC Confidential Information” means all business or operational information concerning PCC or any other member of the PCC Group (including (i) earnings reports and forecasts, (ii) macro-economic reports and forecasts, (iii) business and strategic plans, (iv) general market evaluations and surveys, (v) litigation presentations and risk assessments, (vi) budgets, (vii) financing and credit-related information, (viii) specifications, ideas and concepts for products and services, (ix) quality assurance policies, procedures and specifications, (x) customer information, (xi) Software, (xii) training materials and information, and (xiii) all other know-how, methodology, procedures, techniques and trade secrets related to design, development and operational processes) which, prior to or following the Effective Time, has been disclosed by PCC or any other member of the PCC Group to PEC or any other member of the PEC Group, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, PEC or any other member of the PEC Group (except to the extent that such information can be shown to have been (i) in the public domain through no action of PEC or any other member of the PEC Group or (ii) lawfully acquired from other sources by PEC or any other member of the PEC Group to which it was furnished; provided; however, in the case of clause (ii) that, to the knowledge of PEC or the relevant member of the PEC Group, such sources did not provide such information in breach of any confidentiality obligations).
          Section 13.03. Permitted Purpose. The term “Permitted Purpose” means the provision of a “Service” by the Service Provider to the Service Recipient under this Agreement.
          Section 13.04. Disclosure. Members of the PEC Group may use PCC Confidential Information in connection with a Permitted Purpose, provided that for purposes of this Agreement, PCC Confidential Information shall not be used by the Service Provider for any purpose other than a Permitted Purpose or in any way that is detrimental to the Service Recipient. In particular,
          (a) the Service Provider shall not disclose any PCC Confidential Information to any employee of the Service Provider who does not have a need to know such PCC Confidential Information in order to perform the Permitted Purpose;
          (b) the Service Provider shall not use the PCC Confidential Information other than for such purposes as shall be expressly permitted under this Agreement.
          Section 13.05. Custody. The PCC Confidential Information, including any derivative documents prepared by PEC Group, will be held in safe custody and kept confidential on the terms set forth in this Agreement. Each PEC Group employee who is authorized to have or be aware of PCC Confidential Information, will store that information in his possession in separate paper and/or electronic files.
          Section 13.06. Expiration of Confidentiality Provisions. The obligations of the Parties under this Article XIII shall survive the expiration or earlier termination of this Agreement; provided, however, that in any event, the obligations of the Parties under this Article

XIII shall expire on the fifth anniversary of the expiration or earlier termination of this Agreement.
ARTICLE XIV
LIMITATION OF LIABILITY AND INDEMNIFICATION
          Section 14.01. Indemnification. PEC shall indemnify, defend and hold harmless PCC, each other member of the PCC Group and each of their respective directors, officers and employees, and each of the heirs, executors, trustees, administrators, successors and assignors of any of the foregoing (collectively, the “PCC Indemnified Parties”), from and against any and all Liabilities of the PCC Indemnified Parties incurred by, borne by or asserted against any of them relating to, arising out of or resulting from any of the following items (without duplication):
          (a) the breach or the failure of performance by PEC of any of the covenants, promises, undertakings or agreements which it is obligated to perform under this Agreement;
          (b) death of or injury of any person whomsoever, including but not limited to directors, officers, employees, servants or agents of PCC, of another member of PCC Group, or contractors to the extent that such Liabilities are not covered by worker’s compensation;
          (c) loss of, or damage to, or destruction of any property whatsoever, including any loss of use thereof, including without limitation, property of PCC, of another member of PCC Group, or their respective directors, officers, employees, agents, subsidiaries or subcontractors; or
          (d) any claim or assertion that the execution or performance by PCC of its obligations under this Agreement violates or interferes with any contractual or other right or obligation or relationship of PEC to or with any other Person, caused by, arising out of, or in any way related to this Agreement, but subject however to the limitations of liability provided in this Agreement.
          PCC shall indemnify, defend and hold harmless PEC, each other member of PEC Group and each of their respective directors, officers and employees, and each of the heirs, executors, trustees, administrators, successors and assignors of any of the foregoing (collectively, the “PEC Indemnified Parties”), from and against any and all Liabilities of the PEC Indemnified Parties incurred by, borne by or asserted against any of them relating to, arising out of or resulting from any of the following items (without duplication):
          (a) the breach or the failure of performance by PCC of any of the covenants, promises, undertakings or agreements which it is obligated to perform under this Agreement;
          (b) death of or injury of any person whomsoever, including but not limited to directors, officers, employees, servants or agents of PEC, of another member of PEC Group, or contractors to the extent that such Liabilities are not covered by worker’s compensation;
          (c) loss of, or damage to, or destruction of any property whatsoever, including any loss of use thereof, including without limitation, property of PEC, of another member of

PEC Group, or their respective directors, officers, employees, agents, subsidiaries or subcontractors; or
          (d) any claim or assertion that the execution or performance by PEC of its obligations under this Agreement violates or interferes with any contractual or other right or obligation or relationship of PCC to or with any other Person, caused by, arising out of, or in any way related to this Agreement, the provision of Services as contemplated in this Agreement by PEC, or the other members of PEC Group, their respective directors, officers, employees, servants, agents, subsidiaries or subcontractors, but subject however to the limitations of liability provided in this Agreement.
          Section 14.02. Limitation of Liability. Notwithstanding the provisions of Section 14.01, the total aggregate liability of PEC to PCC for all events, acts or omissions of PEC under or in connection with this Agreement or the Services provided by PEC hereunder, and the total aggregate liability of PCC to PEC for all events, acts or omissions of PCC under or in connection with this Agreement, in each case, whether based on an action or claim in contract, warranty, equity, negligence, tort or otherwise, shall not exceed (i) in the case of the liability of PEC to PCC, an amount equal to the value of the Services payable by PCC to PEC under this Agreement, or (ii) in the case of the liability of PCC to PEC, an amount equal to $1.0 million; provided that the foregoing limit shall not apply (i) in the case of the liability of PEC to PCC, with respect to any liability arising out of or relating to PEC’s gross negligence or willful misconduct or the gross negligence or willful misconduct of its personnel, mandataries or agents or other Persons for which it is responsible under Applicable Law, or (ii) in the case of the liability of PCC to PEC, with respect to any liability arising out of or relating to PCC’s gross negligence or willful misconduct or the gross negligence or willful misconduct of its personnel, mandataries or agents or other Persons for which it is responsible under Applicable Law.
          In no event shall any member of PEC Group or PCC Group be liable to any member of the other Group for any special, consequential, indirect, collateral, incidental or punitive damages, lost profits, or failure to realize expected savings, or other commercial or economic loss of any kind, however caused and on any theory of liability, (including negligence) arising in any way out of this Agreement, whether or not such Person has been advised for the possibility of any such damages; provided, however, that the foregoing limitations shall not limit either Party’s indemnification obligations for liabilities to with respect to Third Party Claims as set forth in Article IX of the Separation Agreement.
          Section 14.03. Exclusions. Notwithstanding any provision to the contrary in this Agreement, the foregoing limitations in this Article XIV shall not apply to PEC’s obligation to indemnify PCC in respect of an intellectual property right infringement claim instituted or made by a Third Party in connection with PEC’s Services or software or to PCC’s obligation to indemnify PEC in respect of an intellectual property right infringement claim instituted or made by a Third Party in connection with PCC’s Services or software.
          Section 14.04. Provisions Applicable with respect to Indemnification Obligations. Article V of the Separation Agreement shall apply mutatis mutandis with respect to any Liability subject to indemnification or reimbursement pursuant to Article XIV of this Agreement.

          Section 14.05. Survival. The rights and obligations of the Parties under this Article XIV shall survive the expiration or earlier termination of this Agreement.
ARTICLE XV
DISPUTE RESOLUTION
          The Separation Agreement with respect to Dispute Resolution, effective on the Effective Date, among the Parties and other parties thereto shall govern all disputes, controversies or claims (whether arising in contract, delict, tort or otherwise) between the Parties that may arise out of, or relate to, or arise under or in connection with, this Agreement or the transactions contemplated hereby (including all actions taken in furtherance of the transactions contemplated hereby), or the commercial or economic relationship of the Parties relating hereto or thereto.
ARTICLE XVI
ASSIGNMENT
          Section 16.01. Prohibition of Assignment. Neither Party shall assign or transfer this Agreement, in whole or in part, or any interest or obligation arising under this Agreement except as permitted by Section 7.07(a), Article X and Section 16.02, without the prior written consent of the other Party.
          Section 16.02. Assignment to PEC Group Company. PEC may elect to have one or more of the members of the PEC Group assume the rights and obligations of PEC under this Agreement.
ARTICLE XVII
MISCELLANEOUS
          Section 17.01. Notices. All notices and other communications hereunder shall be given in the manner set forth in Section 15.02 of the Separation Agreement.
          Section 17.02. Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Delaware, without regard to the conflicts of law rules of such state.
          Section 17.03. Judgment Currency. The obligations of a Party to make payments hereunder shall not be discharged by an amount paid in any currency other than Dollars, whether pursuant to a court order or judgment or arbitral award or otherwise, to the extent that the amount so paid upon conversion to Dollars and transferred to an account indicated by the Party to receive such funds under normal banking procedures does not yield the amount of Dollars due; and each Party hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify each other Party against, and to pay to such Party on demand, in Dollars, any difference between the sum originally due in Dollars and the amount of Dollars received upon any such conversion and transfer.
          Section 17.04. Entire Agreement. This Agreement, the other Ancillary Agreements, the Separation Agreement and exhibits, schedules and appendices hereto, including the Transition Services Schedules, and thereto and the specific agreements contemplated herein or thereby, contain the entire agreement between the Parties with respect to the subject matter hereof and supersedes all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter. No agreements or understandings exist between the Parties other than those set forth or referred to herein or therein.
          Section 17.05. Conflicts. In case of any conflict or inconsistency between this Agreement and the Separation Agreement, this Agreement shall prevail. In case of any conflict or inconsistency between the terms and conditions of this Agreement (excluding, for the purpose of this Section 17.05, any Transition Service Schedule thereto) and the terms of any Transition Service Schedule, the provisions of the Transition Service Schedule shall prevail.
          Section 17.06. Force Majeure. No Party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from superior force (“Force Majeure”) or any act, occurrence or omission beyond its reasonable control and without its fault or negligence, such as fires, explosions, accidents, strikes, lockouts or labor disturbances, floods, droughts, earthquakes, epidemics, seizures of cargo, wars (whether or not declared), civil commotion, acts of God or the public enemy, action of any government, legislature, court or other Governmental Authority, action by any authority, representative or organization exercising or claiming to exercise powers of a government or Governmental Authority, compliance with Applicable Law, blockades, power failures or curtailments, inadequacy or shortages or curtailments or cessation of supplies of raw materials or other supplies, failure or breakdown of equipment of facilities or, in the case of computer systems, any failure in electrical or air conditioning equipment (a “Force Majeure Event”). If a Force Majeure Event has occurred and its effects are continuing, then, upon notice by the Party who is delayed or prevented from performing its obligations to the other Party, (i) the affected provisions or other requirements of this Agreement shall be suspended to the extent necessary during the period of such disability, (ii) the Party which is delayed or prevented from performing its obligations by a Force Majeure Event shall have the right to apportion its Services in an equitable manner to all users and (iii) such Party shall have no liability to the other Party or any other Person in connection therewith. The Party which is delayed or prevented from performing its obligations by the Force Majeure Event shall resume full performance of this Agreement as soon as reasonably practicable following the cessation of the Force Majeure Event (or the consequences thereof).
          Section 17.07. Amendment and Waiver. This Agreement may not be altered or amended, nor may any rights hereunder be waived, except by an instrument in writing executed by the Party or Parties to be charged with such amendment or waiver. No waiver of any terms, provision or condition of or failure to exercise or delay in exercising any rights or remedies under this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision, condition, right or remedy or as a waiver of any other term, provision or condition of this Agreement.
          Section 17.08. Further Assurances. Each Party agrees to use Commercially Reasonable Efforts to execute any and all documents and to perform such other acts as may be necessary or expedient to further the purposes of this Agreement and the relations contemplated hereby. Without limiting the foregoing and the provisions of the Separation Agreement each Party shall make available during normal business hours for inspection by the other Party and such other Persons as the other Party shall designate in writing, all books and records in the possession which relate to the Services and which are necessary to confirm the said Party’s compliance with its obligations under this Agreement.
          Section 17.09. Severability. The provisions of this Agreement are severable and should any provision hereof be void, voidable or unenforceable under any applicable law, such provision shall not affect or invalidate any other provision of this Agreement, which shall continue to govern the relative rights and duties of the Parties as though such void, voidable or unenforceable provision were not a part hereof.
          Section 17.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same Agreement.
[Signatures appear on following page.]

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

PEABODY ENERGY CORPORATION
By:
Name:
Title:

PATRIOT COAL CORPORATION
By:
Name:
Title

SCHEDULE 1
Form of Transition Service Schedule to Transition Services Agreement
Transition Service Schedule: [Name of Service]

1. Service Provider

2. Recipient

3. Description of Services
(a)	Summary

(b)	Activities to be Performed

(c)	Deliverables

(d)	Providers Responsibilities

(e)	Recipient Responsibilities

4. Duration

5. Other Particulars (if any)

6. Chief Representatives

Provider:

([___], [___]) Date

Recipient:

([___], [___]) Date

2

7. Approval Officers

Provider:

([___], [___]) Date

Recipient:

([___], [___]) Date

Non-Contractual Information
Please explain why the transition service will be required (e.g.: physically impossible for Recipient to provide for itself on Effective Date; prohibitively expensive for Recipient to be ready to provide by Effective Date; etc.). Please provide details sufficient for reader to understand why impossible, too expensive, etc.
Signed in                                             (                                           ), on this                        day of                                            , 200[___].

PEABODY ENERGY CORPORATION
By:
Name:
Title:

PATRIOT COAL CORPORATION
By:
Name:
Title: